Exhibit 99.1

Contacts:

MGI PHARMA, INC. Jennifer Davis 212-332-4381 IR@mgipharma.com	Noonan Russo Robert Stanislaro 212-845-4200 robert.stanislaro@eurorscg.com

NEWS RELEASE (For Release On July 13, 2005 at 4:01 pm ET)

MGI PHARMA REPORTS SECOND QUARTER RESULTS

—40% Increase in Total Revenue Over Prior Year—

—Q2 2005 Aloxi® Injection Sales Total $60.8 Million—

—ZYC101a Pivotal Program Now Underway—

MINNEAPOLIS, July 13, 2005 — MGI PHARMA, INC. (NASDAQ: MOGN), an oncology-focused biopharmaceutical company, today announced that total revenue for the second quarter of 2005 was $67.2 million, including Aloxi® (palonosetron hydrochloride) injection sales of $60.8 million. GAAP net income for the second quarter of 2005 was $12.7 million, or $0.17 per diluted share. At June 30, 2005, MGI PHARMA’s unrestricted cash and marketable debt investments totaled $218.8 million.

“MGI PHARMA continued to leverage its commercial assets and advance its clinical programs during the first half of 2005,” stated Lonnie Moulder, president and chief executive officer of MGI PHARMA. “Aloxi injection holds the number one share position in the injectable chemotherapy induced nausea and vomiting (CINV) market. “We expect the remainder of 2005 to be marked by significant regulatory and clinical development activities, including the September 1 Prescription Drug User Fee Act (PDUFA) goal date for Dacogen™ injection in myelodysplastic syndromes (MDS), submission of the New Drug Application (NDA) for Saforis oral suspension for oral mucositis, and the advancement of the ZYC101a pivotal program which is now ongoing.”

Second Quarter 2005 Financial Results

Product sales increased to $65.3 million in the second quarter of 2005 from $46.9 million in the second quarter of 2004, primarily due to increased sales of Aloxi injection. During the second quarter of 2005, U.S. sales of Aloxi injection totaled $60.8 million, compared to $37.1 million in the second quarter of 2004. Total revenues for the second quarter of 2005 were $67.2 million compared to $47.9 million in the second quarter of 2004.

Total costs and expenses increased to $54.1 million in the second quarter of 2005 from $38.9 million in the second quarter of 2004. Selling, general and administrative expenses increased to $17.0 million for the second quarter of 2005 from $16.7 million for the same period in 2004. Research and development expenses in the second quarter of 2005 were $14.2 million, compared to $8.0 million in the second quarter of 2004. This year-over-year increase in R&D expenses is due to development programs for the late-stage product candidates in our pipeline, including those acquired in September 2004.

MGI PHARMA, INC.

Q2 2005 Financial Results

The Company reported GAAP net income of $12.7 million, or $0.17 per diluted share, in the 2005 second quarter compared to $8.6 million, or $0.11 per diluted share, in the 2004 second quarter. Pro forma net income for the 2005 second quarter was $8.8 million, or $0.12 per diluted share, compared to $7.9 million, or $0.10 per diluted share, in the 2004 second quarter.

Note: GAAP refers to U.S. generally accepted accounting principles. MGI PHARMA’s pro-forma earnings per diluted share and pro-forma net income exclude amortization of product acquisition intangible assets, acquired in-process research and development expenses, license initiation and product candidate development milestone payments and revenue resulting from a terminated license agreement, and reflects an effective tax rate of 35% as if the Company were subject to a standard tax provision. We are reporting pro forma results in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. The Company provides these pro forma numbers to facilitate a comparison of our business from period to period and allow investors to analyze our business results as if we were currently subject to a standard tax rate. We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented at the end of this news release.

Recent Highlights

Aloxi® Injection

•	The pivotal program for Aloxi injection for the prevention of post operative nausea and vomiting (PONV) is currently underway. The two phase 3 studies are planned to enroll a total of more than 1,000 patients across 4 treatment arms. Patients will be randomized to receive either placebo or one of three dose levels of Aloxi injection. The co-primary efficacy endpoint for both trials is complete response (defined as no emetic episode and no rescue medication) during the first 24 hours after surgery and for the 24-72 hour postoperative time period.

•	The pivotal program for Aloxi oral capsules in CINV is currently underway.

Dacogen™ Injection

•	Results from a phase 3 trial of Dacogen injection in patients with myelodysplastic syndrome (MDS) and a 3-arm alternative dosing study of Dacogen injection were presented at the American Society of Clinical Oncology (ASCO) annual meeting (held May 13-17, 2005) and at the 10th Congress of the European Hematology Association (held June 2-5, 2005).

MGI PHARMA, INC.

Q2 2005 Financial Results

ZYC101a

•	The ZYC101a pivotal program has been initiated. This pivotal program will consist of two clinical trials, the first of which is designed to evaluate the safety and efficacy of two dosing schedules for ZYC101a. This trial is designed to enroll approximately 300 women aged 25 years or younger who have been diagnosed with CIN 2/3 cervical dysplasia. Patients will be randomized to receive placebo, 1 dose of ZYC101a, or 3 doses of ZYC101a. The primary endpoint of this trial is resolution of cervical dysplasia as determined by biopsy.

Management Promotions

•	Arthur Fratamico was promoted to vice president, business development & licensing.

2005 Corporate Objectives:

In 2005, MGI PHARMA remains focused on maximizing the commercial potential of Aloxi injection in CINV, as well as advancing our clinical programs and executing our overall corporate strategy. The Company is focused on the following corporate objectives for 2005:

Revenue:

•	Achieve U.S. sales of Aloxi injection of $260 million

•	Achieve other product sales, promotion revenue and licensing revenue totaling $25 million

Product candidates:

•	Expand the development program for Dacogen injection beyond the pending MDS indication by initiating a pivotal phase 3 program in patients with acute myeloid leukemia (AML)

•	Advance the phase 3 programs for Aloxi injection in PONV and for an oral Aloxi formulation

•	Complete the NDA submission for Saforis oral suspension for oral mucositis

•	Advance the ZYC101a pivotal program in patients with cervical dysplasia

•	Complete a phase 2 trial of irofulven in patients with taxane/hormone-refractory prostate cancer

•	Advance the ZYC300 clinical development program in patients with solid tumors

Other corporate goals:

•	Achieve full-year profitability in 2005

•	Complete pre-launch preparations for Dacogen injection

•	Establish commercialization paths for our products in territories outside of North America.

Financial Outlook for 2005:

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2005 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

Consistent with the Company’s past practices for providing product candidate guidance when they are undergoing FDA review, this guidance excludes any revenue contribution from

MGI PHARMA, INC.

Q2 2005 Financial Results

Dacogen injection, but includes all Dacogen-related expenses through initial market launch. The effect of FASB Statement No. 123 (Revised 2004), Share-Based Payment, has not been included in the following guidance.

For the year ending December 31, 2005, we continue to expect:

•	Total revenue of approximately $285 million, including:

•	Aloxi injection product sales of approximately $260 million;

•	Other product sales, licensing and promotion revenue of $25 million;

•	Cost of product sales of approximately $97 million;

•	SG&A expenses of approximately $80 million;

•	Net R&D expenses of approximately $46 million;

•	Income from operations of approximately $62 million;

•	Approximately 76 million fully diluted shares prior to inclusion of shares that would issue upon conversion of our debt; and

•	An effective tax rate of approximately 3%.

Approximately 8.3 million shares will be issued upon full conversion of our convertible debt. Those shares will be considered in MGI PHARMA’s diluted share count when they are deemed to be dilutive by accounting standards.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, July 13, 2005 at 5:00 p.m. Eastern Time. The Company’s executive management team will review 2005 second quarter financial results, discuss operations, and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for one week.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, Kadian® (sustained release morphine sulfate capsules), Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing

MGI PHARMA, INC.

Q2 2005 Financial Results

authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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MGI PHARMA, INC.

Q2 2005 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product Sales	$65,318	$46,862	$127,703	$72,696
Licensing & Other	1,844	1,077	2,694	2,112

	67,162	47,939	130,397	74,808

Costs and Expenses:
Cost of sales	22,920	14,141	44,836	21,767
Selling, general and administrative	16,974	16,683	35,590	34,148
Research and development	14,248	8,033	24,702	13,049

	54,142	38,857	105,128	68,964

Operating income	13,020	9,082	25,269	5,844

Interest income	1,747	1,375	3,104	2,191
Interest expense	(1,754)	(1,755)	(3,510)	(2,479)

Income before income taxes	13,013	8,702	24,863	5,556

Provision for income taxes	305	150	555	150

Net income	$12,708	$8,552	$24,308	$5,406

Net income per common share
Basic	$0.18	$0.12	$0.34	$0.08
Diluted	$0.17	$0.11	$0.32	$0.07

Weighted average number of common shares outstanding
Basic	71,768	70,450	71,558	69,498
Diluted	75,703	75,944	75,691	74,777

Consolidated Balance Sheets Data

(unaudited)

(In thousands)

	As of June 30, 2005	As of December 31, 2004
Cash and marketable debt securities, unrestricted	$218,844	$238,857
Total assets	$439,519	$436,335
Total stockholders’ equity	$138,090	$114,510

MGI PHARMA, INC.

Q2 2005 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GAAP net income	$12,708	$8,552	$24,308	$5,406
Adjustments:
Amortization of intangibles	541	341	1,082	683
License payments	—	3,050	—	2,550

Subtotal of Adjustments	541	3,391	1,082	3,233
Pro forma net income before income tax	13,249	11,943	25,390	8,639
Provision for income taxes (A)	4,439	4,083	8,526	2,926

Pro forma net income	$8,810	$7,860	$16,864	$5,713

(A)	Reflects an effective tax rate of 35%

MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER COMMON SHARE TO PRO FORMA NET INCOME PER COMMON SHARE - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
EPS (diluted) - GAAP	$0.17	$0.11	$0.32	$0.07
Adjustments:
Amortization of intangibles	0.01	—	0.01	0.01
License payments	—	0.04	—	0.03

Subtotal of Adjustments	0.01	0.04	0.01	0.04
Pro forma net income per common share, diluted before income taxes	0.18	0.15	0.33	0.12
Provision for income taxes (A)	0.06	0.05	0.11	0.04

EPS (diluted) - Pro Forma	$0.12	$0.10	$0.22	$0.08

Weighted average number of common shares outstanding
Basic	71,768	70,450	71,558	69,498
Diluted	75,703	75,944	75,691	74,777

(A)	Reflects an effective tax rate of 35%

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